Exhibit 99.1

NEWS RELEASE

Date:	July 11, 2016
Release Time:	5:00 a.m. CDT
Contact:	Susan Blair (501) 978-2217

Bank of the Ozarks, Inc. Announces

Record Second Quarter 2016 Earnings

LITTLE ROCK, ARKANSAS:  Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income for the second quarter of 2016 was a record $54.5 million, a 21.7% increase from $44.8 million for the second quarter of 2015.  Diluted earnings per common share for the second quarter of 2016 were a record $0.60, a 17.6% increase from $0.51 for the second quarter of 2015.

The Company’s results for the quarter just ended included approximately $0.8 million of acquisition-related and systems conversion expenses.  Net of applicable income taxes, these items had no impact on reported diluted earnings per common share.

For the six months ended June 30, 2016, net income totaled $106.2 million, a 25.4% increase from net income of $84.7 million for the first six months of 2015.  Diluted earnings per common share for the first six months of 2016 were $1.16, an 18.4% increase from $0.98 for the first six months of 2015.

The Company’s results for the first six months of 2016 included approximately $1.3 million of acquisition-related and systems conversion expenses and $0.1 million of software and contract termination charges.  Net of applicable income taxes, these items, in the aggregate, reduced the Company’s diluted earnings per common share by approximately $0.01 in the first six months of 2016.

The Company’s annualized returns on average assets, average common stockholders’ equity and average tangible common stockholders’ equity for the second quarter of 2016 decreased to 1.91%, 14.35% and 15.92%, respectively, compared to 2.17%, 15.07% and 17.24%, respectively, for the second quarter of 2015.  The Company’s annualized returns on average assets, average common stockholders’ equity and average tangible common stockholders’ equity for the first six months of 2016 decreased to 1.95%, 14.18% and 15.76%, respectively, compared to 2.15%, 15.23% and 17.40%, respectively, for the first six months of 2015.  The calculation of the Company’s annualized return on average tangible common stockholders’ equity and the reconciliation to generally accepted accounting principles (“GAAP”) are included in the schedules accompanying this release.

KEY BALANCE SHEET METRICS

Total loans and leases, including purchased loans, were $9.73 billion at June 30, 2016, a 47.5% increase from $6.60 billion at June 30, 2015.  Non-purchased loans and leases were $8.21 billion at June 30, 2016, a 72.3% increase from $4.77 billion at June 30, 2015.  The unfunded balance of closed loans increased 83.5% to $7.35 billion at June 30, 2016, compared to $4.01 billion at June 30, 2015.

George Gleason, Chairman and Chief Executive Officer, stated, “We are very pleased with our excellent second quarter results, highlighted by quarterly records for net income, earnings per share, net interest income, service charge income, mortgage income and trust income. Combined with our 4.82% net interest margin, 35.4% efficiency ratio, excellent growth in both the funded and unfunded balances of closed loans, and some of our best asset quality ratios as a public company, we are clearly hitting on all cylinders.”

Deposits were $10.20 billion at June 30, 2016, a 43.8% increase from $7.09 billion at June 30, 2015.  Total assets were $12.28 billion at June 30, 2016, a 41.0% increase from $8.71 billion at June 30, 2015.

Common stockholders’ equity was $1.56 billion at June 30, 2016, a 28.8% increase from $1.21 billion at June 30, 2015.  Tangible common stockholders’ equity was $1.41 billion at June 30, 2016, a 32.7% increase from $1.06 billion at June 30, 2015.  Book value per common share was $17.16 at June 30, 2016, a 23.2% increase from $13.93 at June 30, 2015.  Tangible book value per common share was $15.51 at June 30, 2016, a 27.0% increase from $12.21 at June 30, 2015.  The calculations of the Company’s tangible common stockholders’ equity and tangible book value per common share and the reconciliations to GAAP are included in the schedules accompanying this release.

The Company’s ratio of common stockholders’ equity to total assets decreased to 12.68% at June 30, 2016, compared to 13.88% at June 30, 2015.  Its ratio of tangible common stockholders’ equity to total tangible assets decreased to 11.60% at June 30, 2016, compared to 12.38% at June 30, 2015. The calculation of the Company’s ratio of tangible common stockholders’ equity to total tangible assets and the reconciliation to GAAP are included in the schedules accompanying this release.

NET INTEREST INCOME

Net interest income for the second quarter of 2016 was a record $119.0 million, a 27.0% increase from $93.8 million for the second quarter of 2015.  Net interest margin, on a fully taxable equivalent (“FTE”) basis, was 4.82% for the second quarter of 2016, a decrease of 55 basis points from 5.37% for the second quarter of 2015 and a decrease of 10 basis points from 4.92% for the first quarter of this year. Average earning assets were $10.11 billion for the second quarter of 2016, a 40.5% increase from $7.20 billion for the second quarter of 2015 and an 8.1% increase from $9.36 billion for the first quarter of this year.

Net interest income for the first six months of 2016 was $231.6 million, a 29.2% increase from $179.2 million for the first six months of 2015.  Net interest margin, on a FTE basis, was 4.87% for the first six months of 2016, a 52 basis point decrease from 5.39% for the first six months of 2015.  Average earning assets were $9.73 billion for the first six months of 2016, a 41.2% increase from $6.89 billion for the first six months of 2015.

NON-INTEREST INCOME

Non-interest income for the second quarter of 2016 decreased 2.3% to $22.7 million compared to $23.3 million for the second quarter of 2015, but increased 14.4% compared to $19.9 million for the first quarter of 2016.  Non-interest income for the first six months of 2016 decreased 18.6% to $42.6 million compared to $52.3 million for the first six months of 2015.

Service charges on deposit accounts increased 14.5% to a record $8.12 million in the second quarter of 2016 compared to $7.09 million in the second quarter of 2015.  Service charges on deposit accounts increased 15.0% to $15.78 million in the first six months of 2016 compared to $13.72 million in the first six months of 2015.

Mortgage lending income increased 16.1% to a record $2.06 million in the second quarter of 2016 compared to $1.77 million in the second quarter of 2015. Mortgage lending income increased 1.9% to $3.34 million in the first six months of 2016 compared to $3.28 million in the first six months of 2015.

Trust income increased 7.6% to a record $1.57 million in the second quarter of 2016 compared to $1.46 million in the second quarter of 2015.  Trust income increased 6.4% to $3.08 million in the first six months of 2016 compared to $2.90 million in the first six months of 2015.

Bank Owned Life Insurance (“BOLI”) income increased 53.8% to $2.74 million in the second quarter of 2016 compared to $1.79 million in the second quarter of 2015.  BOLI income increased 3.7% to $5.61 million in the first six months of 2016 compared to $5.41 million in the first six months of 2015.  BOLI income increased in the quarter just ended and the first six months of 2016 due to additional BOLI purchases made in 2015 and early 2016.  During the first six months (first quarter) of 2015 the Company received $2.3 million in BOLI death benefits, but received no such BOLI death benefits in the first six months of 2016.

Other income from purchased loans decreased 34.0% to $4.60 million in the second quarter of 2016 compared to $6.97 million in the second quarter of 2015, but increased 50.7% compared to $3.05 million in the first quarter of 2016.  Other income from purchased loans decreased 51.8% to $7.65 million in the first six months of 2016 compared to $15.88 million in the first six months of 2015.

Net gains on sales of other assets decreased to $1.00 million in the second quarter of 2016 compared to $2.56 million in the second quarter of 2015.  Net gains on sales of other assets decreased to $2.02 million for the first six months of 2016 compared to $5.39 million for the first six months of 2015.

The Company had no net gains on investment securities during the second quarter or first six months of 2016 compared to net gains on investment securities of $0.1 million during the second quarter of 2015 and $2.6 million during the first six months of 2015.

NON-INTEREST EXPENSE

Non-interest expense for the second quarter of 2016 increased 16.5% to $50.9 million compared to $43.7 million for the second quarter of 2015. During the second quarter of 2016, the Company incurred approximately $0.8 million of acquisition-related and systems conversion expenses.  During the second quarter of 2015, the Company incurred approximately $1.6 million of acquisition-related and systems conversion expenses.

The Company’s efficiency ratio (non-interest expense divided by the sum of net interest income FTE and non-interest income) for the second quarter of 2016 improved to 35.4% compared to 36.6% for the second quarter of 2015.

Non-interest expense for the first six months of 2016 increased 5.0% to $98.6 million compared to $93.9 million for the first six months of 2015.  During the first six months of 2016,

the Company incurred approximately $1.3 million of acquisition-related and systems conversion expenses and $0.1 million of software and contract termination charges.  During the first six months of 2015, the Company incurred approximately $2.8 million of acquisition-related and systems conversion expenses, $0.7 million of software and contract termination charges and $2.5 million of penalties from the prepayment of Federal Home Loan Bank of Dallas advances.

The Company’s efficiency ratio for the first six months of 2016 improved to 35.5% compared to 39.7% for the first six months of 2015.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Excluding purchased loans, the Company’s ratio of nonperforming loans and leases as a percent of total loans and leases improved to 0.09% at June 30, 2016, its best such ratio as a public company, compared to 0.34% at June 30, 2015 and 0.15% at March 31, 2016.

Excluding purchased loans, the Company’s ratio of nonperforming assets as a percent of total assets improved to 0.25% at June 30, 2016, compared to 0.49% at June 30, 2015 and 0.29% at March 31, 2016.

Excluding purchased loans, the Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases improved to  0.22% at June 30, 2016, its best such ratio as a public company, compared to 0.50% at June 30, 2015 and 0.23% at March 31, 2016.

The Company’s annualized net charge-off ratio for all loans and leases decreased to 0.06% for the second quarter of 2016 compared to 0.11% for the second quarter of 2015, but increased slightly compared to 0.05% for the first quarter of 2016.

The Company’s annualized net charge-off ratio for all loans and leases decreased to 0.06% for the first six months of 2016 compared to 0.22% for the first six months of 2015.

The Company’s allowance for loan and lease losses for its non-purchased loans and leases was $63.9 million, or 0.78% of total non-purchased loans and leases, at June 30, 2016, compared to $56.7 million, or 1.19% of total non-purchased loans and leases, at June 30, 2015, and $60.6 million, or 0.80% of total non-purchased loans and leases, at March 31, 2016.  At both June 30, 2016 and March 31, 2016, the Company had $1.2 million of allowance for loan and lease losses for its purchased loans.  The Company had no allowance for loan and lease losses for its purchased loans at June 30, 2015.

OTHER MATTERS

On June 23, 2016 the Company completed an underwritten public offering of $225 million in aggregate principal amount of its 5.50% Fixed-to-Floating Rate Subordinated Notes due 2026 (the “Notes”). The Notes are unsecured, subordinated debt obligations of the Company and will mature on July 1, 2026. From and including the date of issuance to, but excluding July 1, 2021, the Notes will bear interest at an initial rate of 5.50% per annum. From and including July 1, 2021 to, but excluding the maturity date or earlier redemption, the Notes will bear interest at a floating rate equal to three-month LIBOR as calculated on each applicable date of determination plus a spread of 442.5 basis points; provided, however, that in the event three-month LIBOR is less than zero, then three-month LIBOR shall be deemed to be zero.

On June 29, 2016 the Company announced receipt of final regulatory approval from the Federal Reserve of its previously announced merger transactions with C1 Financial, Inc. (“C1”) and Community & Southern Holdings, Inc. (“C&S”). All required regulatory approvals with respect to the C1 and C&S mergers have now been received. The Company anticipates closing the C&S transaction on or about July 20, 2016 and closing the C1 transaction on or about July 21, 2016, subject to customary closing conditions for each transaction.

CONFERENCE CALL AND TRANSCRIPT

Management will conduct a conference call to review announcements made in this release at 10:00 a.m. CDT (11:00 a.m. EDT) on Monday, July 11, 2016.  The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call 1-844-466-4111 or 765-507-2649 (internationally) ten minutes prior to the beginning of the call and ask for the Bank of the Ozarks conference call.  A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-855-859-2056 in the United States and Canada or 800-585-8367 internationally.  The passcode for this telephone playback is 40907307#.  The telephone playback will be available for one week following the call, and the website recording of the call will be available for 90 days.

The Company will also provide a transcript of the conference call on the Company’s website under Investor Relations.  The transcript will be available for 90 days.

NON-GAAP FINANCIAL MEASURES

This release contains certain non-GAAP financial measures.  The Company’s management uses these non-GAAP financial measures, specifically return on average tangible common stockholders’ equity, tangible book value per common share and the ratio of total tangible common stockholders’ equity to total tangible assets, as important measures of the strength of its capital and its ability to generate earnings on its tangible capital invested by its shareholders. These measures typically adjust GAAP financial measures to exclude intangible assets. Management believes presentation of these non-GAAP financial measures provides useful supplemental information that contributes to a proper understanding of the financial results and capital levels of the Company. These non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

FORWARD-LOOKING STATEMENTS

This release and other communications by the Company include certain “forward-looking statements” regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future that are intended to be covered by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time.  Those statements are subject to certain risks, uncertainties and other factors that may cause actual results to differ materially from those expressed in such forward-looking statements.  These risks, uncertainties and other factors include, but are not limited to: potential delays or other problems implementing the Company’s growth, expansion and acquisition strategies including delays in identifying sites, hiring or retaining qualified personnel, obtaining regulatory or other approvals, obtaining permits and designing, constructing and opening new offices; the ability to enter into and/or close additional acquisitions; problems with, or additional expenses relating to, integrating our pending C1 and C&S mergers; the inability to realize expected cost savings and/or synergies from our pending C1 and/or C&S mergers; problems with managing acquisitions; the effect of the announcements or completion of any pending or future mergers or acquisitions on customer relationships and operating results; the ability to attract new or retain existing or acquired deposits or to retain or grow loans and leases, including growth from unfunded closed loans; the ability to generate future revenue growth or to control future growth in non-interest expense; interest rate fluctuations, including changes in the yield curve between short-term and long-term interest rates; competitive factors and pricing pressures, including their effect on the Company’s net interest margin; general economic, unemployment, credit market and real estate market conditions, and the effect of such conditions on the creditworthiness of borrowers and lessees, collateral values, the value of investment securities and asset recovery values; changes in legal and regulatory requirements, including additional legal and regulatory requirements to which the Company is subject as a result of its total assets exceeding $10 billion; recently enacted and potential legislation and regulatory actions and the costs and expenses to comply with new legislation and regulatory actions, including legislation and regulatory actions intended to stabilize economic conditions and credit markets, strengthen the capital of financial institutions, increase regulation of the financial services industry and protect homeowners or consumers; changes in U.S. government monetary and fiscal policy; possible further downgrade of U.S. Treasury securities; the ability to keep pace with technological changes, including changes regarding maintaining cybersecurity; an increase in the incidence or severity of fraud, illegal payments, security breaches or other illegal acts impacting the Company or its customers; adoption of new accounting standards or changes in existing standards; and adverse results in current or future litigation or regulatory examinations as well as other factors identified in this press release or as detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), including those factors included in the disclosures under the headings “Forward-Looking Information” and “Item 1A. Risk Factors” in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC. Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those projected or described in such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GENERAL INFORMATION

Bank of the Ozarks, Inc. is a bank holding company and its shares of common stock trade on the NASDAQ Global Select Market under the symbol “OZRK.”  The Company owns a state-chartered subsidiary bank that conducts banking operations through 177 offices, including 83 in Arkansas, 28 in Georgia, 25 in North Carolina, 22 in Texas, 10 in Florida, three in Alabama and two offices each in South Carolina, New York and California.  The Company may be contacted at

(501) 978-2265 or P.O. Box 8811, Little Rock, Arkansas 72231-8811.  The Company’s website is www.bankozarks.com.

Bank of the Ozarks, Inc.

Selected Consolidated Financial Data

(Dollars in Thousands, Except Per Share Amounts)

Unaudited

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	% Change	2016	2015	% Change
Income statement data:
Net interest income	$119,038	$93,756	27.0%	$231,555	$179,246	29.2%
Provision for loan and lease losses	4,834	4,308	12.2	6,851	10,623	(35.5)
Non-interest income	22,733	23,270	(2.3)	42,597	52,337	(18.6)
Non-interest expense	50,928	43,724	16.5	98,614	93,908	5.0
Net income available to common stockholders	54,474	44,776	21.7	106,162	84,670	25.4
Common stock data:
Net income per share - diluted	$0.60	$0.51	17.6%	$1.16	$0.98	18.4%
Net income per share - basic	0.60	0.52	15.4	1.17	0.99	18.2
Cash dividends per share	0.155	0.135	14.8	0.305	0.265	15.1
Book value per share	17.16	13.93	23.2	17.16	13.93	23.2
Tangible book value per share(1)	15.51	12.21	27.0	15.51	12.21	27.0
Diluted shares outstanding (thousands)	91,288	87,515		91,268	86,001
End of period shares outstanding (thousands)	90,745	86,811		90,745	86,811
Balance sheet data at period end:
Assets	$12,279,579	$8,710,435	41.0%	$12,279,579	$8,710,435	41.0%
Non-purchased loans and leases	8,214,900	4,767,123	72.3	8,214,900	4,767,123	72.3
Purchased loans	1,515,104	1,830,424	(17.2)	1,515,104	1,830,424	(17.2)
Allowance for loan and lease losses	65,133	56,749	14.8	65,133	56,749	14.8
Foreclosed assets	23,328	25,973	(10.2)	23,328	25,973	(10.2)
Investment securities	824,399	782,277	5.4	824,399	782,277	5.4
Goodwill	126,289	120,670	4.7	126,289	120,670	4.7
Other intangibles - net of amortization	23,615	28,266	(16.5)	23,615	28,266	(16.5)
Deposits	10,195,072	7,087,299	43.8	10,195,072	7,087,299	43.8
Repurchase agreements with customers	53,997	70,011	(22.9)	53,997	70,011	(22.9)
Other borrowings	264,377	161,931	63.3	264,377	161,931	63.3
Subordinated debentures	117,962	117,403	0.5	117,962	117,403	0.5
Common stockholders’ equity	1,556,921	1,209,254	28.8	1,556,921	1,209,254	28.8
Net unrealized gains on investment securities AFS included in common stockholders' equity	15,106	8,068		15,106	8,068
Loan and lease (including purchased loans) to deposit ratio	95.44%	93.09%		95.44%	93.09%
Selected ratios:
Return on average assets (2)	1.91%	2.17%		1.95%	2.15%
Return on average common stockholders’ equity (2)	14.35	15.07		14.18	15.23
Return on average tangible common stockholders’ equity (1) (2)	15.92	17.24		15.76	17.40
Average common equity to total average assets	13.34	14.39		13.74	14.11
Net interest margin – FTE (2)	4.82	5.37		4.87	5.39
Efficiency ratio	35.41	36.56		35.46	39.67
Net charge-offs to average non-purchased loans and leases (2) (3)	0.05	0.12		0.06	0.24
Net charge-offs to average total loans and leases(2)	0.06	0.11		0.06	0.22
Nonperforming loans and leases to total loans and leases(4)	0.09	0.34		0.09	0.34
Nonperforming assets to total assets(4)	0.25	0.49		0.25	0.49
Allowance for loan and lease losses to non-purchased loans and leases(4)	0.78	1.19		0.78	1.19
Other information:
Non-accrual loans and leases(4)	$7,700	$16,281		$7,700	$16,281
Accruing loans and leases - 90 days past due(4)	—	—		—	—
Troubled and restructured loans and leases(4)	—	—		—	—
Impaired purchased loans	6,387	12,347		6,387	12,347

(1)Calculations of tangible book value per common share and return on average tangible common stockholders’ equity and the reconciliations to GAAP are included in the schedules accompanying this release.

(2)Ratios for interim periods annualized based on actual days.

(3)Excludes purchased loans and net charge-offs related to such loans.

(4)Excludes purchased loans and any allowance for such loans, except for their inclusion in total assets.

Bank of the Ozarks, Inc.

Supplemental Quarterly Financial Data

(Dollars in Thousands, Except Per Share Amounts)

Unaudited

	9/30/14	12/31/14	3/31/15	6/30/15	9/30/15	12/31/15	3/31/16	6/30/16
Earnings Summary:
Net interest income	$74,621	$78,675	$85,489	$93,756	$96,387	$106,518	$112,517	$119,038
Federal tax (FTE) adjustment	2,892	2,690	2,570	2,552	2,368	2,092	1,911	2,067
Net interest income (FTE)	77,513	81,365	88,059	96,308	98,755	108,610	114,428	121,105
Provision for loan and lease losses	(3,687)	(6,341)	(6,315)	(4,308)	(3,581)	(5,211)	(2,017)	(4,834)
Non-interest income	19,248	27,887	29,067	23,270	22,138	30,540	19,865	22,733
Non-interest expense	(42,523)	(48,158)	(50,184)	(43,724)	(45,428)	(51,646)	(47,686)	(50,928)
Pretax income (FTE)	50,551	54,753	60,627	71,546	71,884	82,293	84,590	88,076
FTE adjustment	(2,892)	(2,690)	(2,570)	(2,552)	(2,368)	(2,092)	(1,911)	(2,067)
Provision for income taxes	(15,579)	(17,300)	(18,139)	(24,190)	(23,385)	(28,740)	(30,984)	(31,514)
Noncontrolling interest	13	(11)	(24)	(28)	(3)	(6)	(7)	(21)
Net income available to common stockholders	$32,093	$34,752	$39,894	$44,776	$46,128	$51,455	$51,688	$54,474
Earnings per common share – diluted	$0.40	$0.43	$0.47	$0.51	$0.52	$0.57	$0.57	$0.60
Non-interest Income:
Service charges on deposit accounts	$7,356	$7,009	$6,627	$7,088	$7,425	$7,558	$7,657	$8,119
Mortgage lending income	1,728	1,379	1,507	1,772	1,825	1,713	1,284	2,057
Trust income	1,419	1,493	1,432	1,463	1,500	1,508	1,507	1,574
BOLI income	1,390	1,385	3,623	1,785	2,264	2,412	2,861	2,745
Other income from purchased loans	3,369	4,494	8,908	6,971	5,456	4,790	3,052	4,599
Net gains on investment securities	43	78	2,534	85	—	2,863	—	—
Gains on sales of other assets	1,688	1,912	2,829	2,557	1,905	7,463	1,027	998
Gain on termination of FDIC loss share agreements	—	7,996	—	—	—	—	—	—
Other	2,255	2,141	1,607	1,549	1,763	2,233	2,477	2,641
Total non-interest income	$19,248	$27,887	$29,067	$23,270	$22,138	$30,540	$19,865	$22,733
Non-interest Expense:
Salaries and employee benefits	$20,876	$19,488	$22,597	$22,646	$21,207	$21,504	$23,362	$24,921
Net occupancy expense	6,823	6,528	7,291	7,344	8,076	8,537	8,531	8,388
Other operating expenses	13,292	20,610	18,700	12,094	14,448	19,879	14,067	16,062
Amortization of intangibles	1,532	1,532	1,596	1,640	1,697	1,726	1,726	1,557
Total non-interest expense	$42,523	$48,158	$50,184	$43,724	$45,428	$51,646	$47,686	$50,928
Allowance for Loan and Lease Losses:
Balance at beginning of period	$46,958	$49,606	$52,918	$54,147	$56,749	$59,017	$60,854	$61,760
Net charge-offs	(1,039)	(3,029)	(5,086)	(1,706)	(1,313)	(3,374)	(1,111)	(1,461)
Provision for loan and lease losses	3,687	6,341	6,315	4,308	3,581	5,211	2,017	4,834
Balance at end of period	$49,606	$52,918	$54,147	$56,749	$59,017	$60,854	$61,760	$65,133
Selected Ratios:
Net interest margin – FTE (1)	5.49%	5.53%	5.42%	5.37%	5.07%	4.98%	4.92%	4.82%
Efficiency ratio	43.95	44.08	42.85	36.56	37.58	37.12	35.51	35.41
Net charge-offs to average non-purchased loans and leases (1) (2)	0.06	0.17	0.37	0.12	0.05	0.22	0.06	0.05
Net charge-offs to average total loans and leases (1)	0.09	0.24	0.36	0.11	0.08	0.17	0.05	0.06
Nonperforming loans and leases to total loans and leases (3)	0.49	0.53	0.33	0.34	0.26	0.20	0.15	0.09
Nonperforming assets to total assets (3)	0.92	0.87	0.56	0.49	0.41	0.37	0.29	0.25
Allowance for loan and lease losses to total non-purchased loans and leases (3)	1.36	1.33	1.26	1.19	1.08	0.91	0.80	0.78
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases (3)	0.63	0.79	0.57	0.50	0.41	0.28	0.23	0.22

(1)Ratios for interim periods annualized based on actual days.

(2)Excludes purchased loans and net charge-offs related to such loans.

(3)Excludes purchased loans and any allowance for such loans, except for their inclusion in total assets.

Bank of the Ozarks, Inc.

Average Consolidated Balance Sheets and Net Interest Analysis – FTE

Unaudited

	Three Months Ended June 30,						Six Months Ended June 30,
	2016			2015			2016			2015
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
	(Dollars in thousands)
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$6,048	$13	0.85%	$2,898	$18	2.51%	$4,517	$19	0.82%	$2,716	$27	2.01%
Investment securities:
Taxable	293,981	2,442	3.34	358,907	3,230	3.61	279,040	4,712	3.40	358,163	6,715	3.78
Tax-exempt – FTE	415,473	5,733	5.55	424,553	6,856	6.48	377,127	11,014	5.87	444,781	14,038	6.36
Non-purchased loans and leases – FTE	7,794,654	98,096	5.06	4,468,971	56,789	5.10	7,401,860	185,168	5.03	4,280,175	107,278	5.05
Purchased loans	1,599,013	26,711	6.72	1,941,271	35,762	7.39	1,669,920	55,734	6.71	1,809,016	68,622	7.65
Total earning assets – FTE	10,109,169	132,995	5.29	7,196,600	102,655	5.72	9,732,464	256,647	5.30	6,894,851	196,680	5.75
Non-interest earning assets	1,338,147			1,086,423			1,225,357			1,050,327
Total assets	$11,447,316			$8,283,023			$10,957,821			$7,945,178
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$4,742,475	$4,063	0.34%	$3,261,928	$1,638	0.20%	$4,668,940	$7,780	0.34%	$3,182,841	$3,188	0.20%
Time deposits of $100,000 or more	1,935,241	4,139	0.86	1,254,844	1,373	0.44	1,778,972	7,087	0.80	1,181,143	2,671	0.46
Other time deposits	1,312,153	2,011	0.62	900,283	906	0.40	1,149,692	3,196	0.56	835,968	1,595	0.38
Total interest bearing deposits	7,989,869	10,213	0.51	5,417,055	3,917	0.29	7,597,604	18,063	0.48	5,199,952	7,454	0.29
Repurchase agreements with customers	58,284	22	0.15	68,656	19	0.11	63,293	42	0.13	73,091	36	0.10
Other borrowings	42,021	293	2.80	161,652	1,443	3.58	46,537	595	2.57	175,148	3,146	3.62
Subordinated debt	19,557	283	5.83	—	—	—	9,778	283	5.83	—	—	—
Subordinated debentures	117,887	1,079	3.68	117,325	968	3.31	117,818	2,132	3.64	105,431	1,676	3.21
Total interest bearing liabilities	8,227,618	11,890	0.58	5,764,688	6,347	0.44	7,835,030	21,115	0.54	5,553,622	12,312	0.45
Non-interest bearing liabilities:
Non-interest bearing deposits	1,635,697			1,279,202			1,572,247			1,225,379
Other non-interest bearing liabilities	53,987			43,837			41,625			41,471
Total liabilities	9,917,302			7,087,727			9,448,902			6,820,472
Common stockholders’ equity	1,526,828			1,191,798			1,505,742			1,121,225
Noncontrolling interest	3,186			3,498			3,177			3,481
Total liabilities and stockholders’ equity	$11,447,316			$8,283,023			$10,957,821			$7,945,178
Net interest income – FTE		$121,105			$96,308			$235,532			$184,368
Net interest margin – FTE			4.82%			5.37%			4.87%			5.39%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Bank of the Ozarks, Inc.

Calculation of Annualized Return on Average

Tangible Common Stockholders’ Equity

Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(Dollars in thousands)
Net income available to common stockholders	$54,474	$44,776	$106,162	$84,670
Average common stockholders’ equity before noncontrolling interest	$1,526,828	$1,191,798	$1,505,742	$1,121,225
Less average intangible assets:
Goodwill	(125,873)	(120,670)	(125,660)	(111,156)
Core deposit and bank charter intangibles, net of accumulated amortization	(24,468)	(29,162)	(25,317)	(28,988)
Total average intangibles	(150,341)	(149,832)	(150,977)	(140,144)
Average tangible common stockholders’ equity	$1,376,487	$1,041,966	$1,354,765	$981,081
Return on average common stockholders’ equity(1)	14.35%	15.07%	14.18%	15.23%
Return on average tangible common stockholders’ equity(1)	15.92%	17.24%	15.76%	17.40%

(1)Ratios for interim periods annualized based on actual days.

Bank of the Ozarks, Inc.

Calculation of Tangible Book

Value per Common Share

Unaudited

	June 30,
	2016	2015
	(In thousands, except per share amounts)
Total common stockholders’ equity before noncontrolling interest	$1,556,921	$1,209,254
Less intangible assets:
Goodwill	(126,289)	(120,670)
Core deposit and bank charter intangibles, net of accumulated amortization	(23,615)	(28,266)
Total intangibles	(149,904)	(148,936)
Total tangible common stockholders’ equity	$1,407,017	$1,060,318
Shares of common stock outstanding	90,745	86,811
Book value per common share	$17.16	$13.93
Tangible book value per common share	$15.51	$12.21

Bank of the Ozarks, Inc.

Calculation of Total Tangible Common Stockholders’

Equity and the Ratio of Total Tangible Common

Stockholders’ Equity to Total Tangible Assets

Unaudited

	June 30,
	2016	2015
	(Dollars in thousands)
Total common stockholders’ equity before noncontrolling interest	$1,556,921	$1,209,254
Less intangible assets:
Goodwill	(126,289)	(120,670)
Core deposit and bank charter intangibles, net of accumulated amortization	(23,615)	(28,266)
Total intangibles	(149,904)	(148,936)
Total tangible common stockholders’ equity	$1,407,017	$1,060,318
Total assets	$12,279,579	$8,710,435
Less intangible assets:
Goodwill	(126,289)	(120,670)
Core deposit and bank charter intangibles, net of accumulated amortization	(23,615)	(28,266)
Total intangibles	(149,904)	(148,936)
Total tangible assets	$12,129,675	$8,561,499
Ratio of total common stockholders’ equity to total assets	12.68%	13.88%
Ratio of total tangible common stockholders’ equity to total tangible assets	11.60%	12.38%